Exhibit 99.1

LANTRONIX AND TL INVESTMENT SETTLE PROXY CONTEST

Board of Directors Reduced to Seven Members; Company Releases
Revised Director Nominee Slate

Irvine, CA, Nov. 29, 2010 – Lantronix, Inc. (Nasdaq: LTRX), a leading global provider of smart connectivity solutions that enable business and technology professionals to access any device, anywhere, anytime, and TL Investment, the largest shareholder of Lantronix, today announced an agreement to settle their pending proxy contest in connection with Lantronix’ 2010 Annual Meeting of Stockholders. Under terms of the settlement agreement, which will be filed with the Securities and Exchange Commission, TL Investment will, among other things, withdraw its slate of directors and will vote for the election of a revised slate of seven directors that will be put forth by Lantronix.  TL Investments has also agreed to certain standstill restrictions through the end of Lantronix’ 2011 Annual Meeting of Stockholders.

The revised slate of directors will include Mr. Bernhard Bruscha and Mr. Hoshi Printer.  The other members of the revised slate will include Mr. Jerry Chase, Lantronix President and CEO, Mr. John Rehfeld, Mr. Larry Sanders, Mr. Howard Slayen and Mr. Thomas Wittenschlaeger.  A new set of proxy materials, which will include the revised slate, will be sent out to all shareholders prior to the company’s 2010 annual meeting of stockholders on December 15, 2010.  The Lantronix Board of Directors recommends that shareholders vote in favor of the revised slate of director nominees.

“I’m very pleased to have this issue behind us, as I believe this settlement of the proxy contest is in the best interest of the Company and all of our shareholders.  We can now focus our concerted efforts on our new generation of products and on continuing to build value for our shareholders,” commented Jerry Chase, President and CEO.

“As a shareholder, I am pleased that we have been able to resolve this situation and avoid further cost,” said Mr. Bruscha, managing director of TL Investment, and co-founder and a director of Lantronix.  “The appointment of Mr. Hoshi Printer will add significant technology industry and financial expertise to the board. Hoshi’s more than 20 years of experience, objective insight and strong work ethic will be important assets as the entire board works together to help Lantronix pursue a strong growth strategy to unlock value for all shareholders.”

In light of the settlement agreement, the Board of Directors and TL Investment join in supporting the revised slate of nominees and urge you to vote the proxy card that will be distributed by Lantronix in the near future.  Please call MacKenzie Partners with any questions regarding voting your shares, using the contact information provided below.

About Lantronix
Lantronix, Inc. (NASDAQ: LTRX) is a global leader of secure communication technologies that simplify remote access, management and control of any electronic device. Our solutions empower businesses to make better decisions based on real-time information, and gain a competitive advantage by generating new revenue streams, improving productivity and increasing efficiency and profitability. Easy to integrate and deploy, Lantronix products remotely connect and control electronic equipment via the Internet, provide secure remote access to firewall-protected equipment, and enable remote management of IT equipment over the Internet. Founded in 1989, Lantronix serves some of the largest medical, security, industrial and building automation, transportation, retail/POS, financial, government, consumer electronics/appliances, IT/data center and pro-AV/signage entities in the world. The company's headquarters are located in Irvine, Calif. For more information, visit www.lantronix.com.

167 Technology  |  Irvine  |  CA  92618  |  USA  |  Tel: 949-453-3990  |  Fax: 959-453-3995  |  www.lantronix.com

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About TL Investment
Based in Tübingen, Germany, TL Investment is a private investment firm. Founded in 2000, the firm invests in technology and other companies in the United States, Europe and Asia.

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Company Contact:
Reagan Sakai, CFO
Lantronix
Reagan.Sakai@Lantronix.com

Investor Contacts:
Larry Dennedy/Dan Sullivan
MacKenzie Partners
212-929-5500

Media Contacts:
E.E. Wang Lukowski
949-614-5879
media@LTRXshareholders.com

Amy Robinson / Katie Eakins
LEWIS PR
(619) 677-2700
lantronix@lewispr.com

167 Technology  |  Irvine  |  CA  92618  |  USA  |  Tel: 949-453-3990  |  Fax: 959-453-3995  |  www.lantronix.com